Exhibit 99.1

Cognex Reports Record Second Quarter Revenue and Earnings Per Share from Continuing Operations

NATICK, Mass.--(BUSINESS WIRE)--August 1, 2016--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2016. In Table 1 below, selected financial data for the quarter ended July 3, 2016 is compared to the first quarter of 2016, the second quarter of 2015 and the first six months of 2015. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q2-16	$147,274,000	$43,014,000	$0.50
Prior year’s quarter: Q2-15	$143,829,000	$43,516,000	$0.49
Change from Q2-15 to Q2-16	2%	(1%)	2%
Prior quarter: Q1-16	$96,205,000	$14,885,000	$0.17
Change from Q1-16 to Q2-16	53%	189%	194%
Year-to-Date Comparisons
Six months ended July 3, 2016	$243,479,000	$57,899,000	$0.67
Six months ended July 5, 2015	$245,202,000	$62,988,000	$0.71
Change from first six months of 2015 to first six months of 2016	(1%)	(8%)	(6%)

*Table 1 excludes the results of discontinued operations, which relate to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“I am exceptionally pleased with our results for the second quarter of 2016,” said Dr. Robert J. Shillman, Chairman and Chief Culture Officer of Cognex. “Business grew significantly at the top line on a sequential basis. And, this growth brought with it a higher level of profitability. Our operating profit margin increased to 34% in the second quarter compared to 17% in the prior quarter, reflecting the substantial leverage that incremental revenue has on our profitability.”

“When we gave our guidance in May, we expected a good quarter. We are now very pleased to report we surpassed that guidance and had an exceptional quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “Business in our three largest industries—consumer electronics, automotive and logistics—was higher than anticipated. We now expect to see revenue from consumer electronics grow on an annual basis. These improvements are reflected in the results we reported today for Q2 and in our guidance for Q3.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2016

  Revenue for Q2 2016 increased 2% from Q2 2015 and 53% from Q1 2016. Growth year-on-year across a number of industries was partially offset by lower revenue from the consumer electronics industry. Growth on a sequential basis came from Cognex’s three largest industries—consumer electronics, automotive and logistics.
  Gross margin was 76% for Q2 2016 compared to 79% for Q2 2015 and 78% for Q1 2016. Gross margin decreased both year-on-year and sequentially due to product mix and inventory charges resulting from changes in product development plans. Also contributing to the decline year-on-year was higher hardware content in product sales in Q2 2016.
  Research, Development & Engineering (RD&E) expenses increased 7% from Q2 2015 and decreased 4% from Q1 2016. RD&E increased year-on-year due to Cognex’s investment in engineering resources, a higher bonus accrual and stock option expense. RD&E decreased on a sequential basis due to development efforts on large opportunities in Q1 2016 that resulted in revenue in Q2 2016.

  Selling, General & Administrative (SG&A) expenses decreased 1% from Q2 2015 and increased 11% from Q1 2016. SG&A decreased year-on-year as lower costs related to a patent dispute in 2015 offset investments in the sales organization, a higher bonus accrual and spending on marketing initiatives. SG&A increased on a sequential basis due to the bonus accrual, higher spending in sales and marketing, and the impact of foreign exchange rates on the company’s international operations. The increase was partially offset by lower stock option expense.
  Investment and other income was $1,669,000 in Q2 2016, $902,000 in Q2 2015 and $1,344,000 in Q1 2016. The increase both year-on-year and sequentially was due to a higher average invested balance.
  The effective tax rate was 17% in both Q2 2016 and Q2 2015, and 15% in Q1 2016. Excluding discrete tax items, the rate was approximately 18% in all periods presented (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – July 3, 2016

  Cognex’s financial position as of July 3, 2016, was very strong, with $657.2 million in cash and investments and no debt. During Q2 2016, Cognex paid out $6.4 million in dividends to shareholders and also spent $8.7 million to repurchase 208,000 shares of its common stock at an average price of $41.92 per share. Cognex intends to continue to repurchase shares of its common stock in Q3 2016, subject to market conditions and other relevant factors.
  Accounts receivable as of July 3, 2016 increased by $18.4 million, or 43%, from the end of 2015 due to the substantial revenue increase in Q2 2016.
  Unbilled revenue of $25.5 million as of July 3, 2016 represents revenue that Cognex expects to invoice largely in Q3 2016 and collect by the end of the year.
  Inventories decreased by $11.5 million, or 31%, from the end of 2015 as a result of the substantial revenue recognized in the first half of 2016.

Financial Outlook – Q3 2016

  Cognex expects revenue for Q3 2016 to be between $142 million and $147 million. This range represents substantial growth over Q3 2015 due to large orders expected from the consumer electronics industry and anticipated growth in other industries, including logistics.
  Gross margin is expected to be in the mid-to-high 70% range.
  Operating expenses are expected to be essentially flat on a sequential basis.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, August 4, 2016. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1674245.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, the timing of recognition of revenue, expected areas of growth, research and development activities, product mix, future stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 3, 2016	April 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Revenue	$147,274	$96,205	$143,829	$243,479	$245,202
Cost of revenue (1)	35,213	20,968	30,508	56,181	52,852
Gross margin	112,061	75,237	113,321	187,298	192,350
Percentage of revenue	76%	78%	79%	77%	78%
Research, development, and engineering expenses (1)	19,671	20,555	18,302	40,226	35,288
Percentage of revenue	13%	21%	13%	17%	14%
Selling, general, and administrative expenses (1)	42,715	38,338	43,241	81,053	83,174
Percentage of revenue	29%	40%	30%	33%	34%
Operating income	49,675	16,344	51,778	66,019	73,888
Percentage of revenue	34%	17%	36%	27%	30%
Foreign currency gain (loss)	330	(100)	(39)	230	620
Investment and other income	1,669	1,344	902	3,013	1,442
Income from continuing operations before income tax expense	51,674	17,588	52,641	69,262	75,950
Income tax expense on continuing operations	8,660	2,703	9,125	11,363	12,962
Net income from continuing operations	43,014	14,885	43,516	57,899	62,988
Percentage of revenue	29%	15%	30%	24%	26%
Net income (loss) from discontinued operations (1)	(255)	—	198	(255)	1,228
Net income	$42,759	$14,885	$43,714	$57,644	$64,216

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.51	$0.18	$0.50	$0.68	$0.72
Net income from discontinued operations	(0.01)	—	—	—	0.02
Net income	$0.50	$0.18	$0.50	$0.68	$0.74

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.50	$0.17	$0.49	$0.67	$0.71
Net income from discontinued operations	(0.01)	—	—	(0.01)	0.01
Net income	$0.49	$0.17	$0.49	$0.66	$0.72

Weighted-average common and common-equivalent shares outstanding:
Basic	85,107	84,943	87,199	85,024	86,977
Diluted	86,806	86,541	89,185	86,713	88,951

Cash dividends per common share	$0.075	$0.07	$0.07	$0.145	$0.07
Cash and investments per common share	$7.72	$7.64	$5.96	$7.72	$5.96
Book value per common share	$10.42	$10.00	$9.11	$10.42	$9.11

(1) Amounts include stock option expense, as follows:
Cost of revenue	$229	$293	$349	$522	$816
Research, development, and engineering	1,397	2,179	1,153	3,576	2,967
Selling, general, and administrative	2,831	4,332	2,985	7,163	7,367
Discontinued operations	—	—	144	—	427
Total stock option expense	$4,457	$6,804	$4,631	$11,261	$11,577

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands

	Three-months Ended			Six-months Ended
	July 3, 2016	April 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Adjustment for stock option expense
Operating income (GAAP)	$49,675	$16,344	$51,778	$66,019	$73,888
Stock option expense related to continuing operations	4,457	6,804	4,487	11,261	11,150
Operating income (Non-GAAP)	$54,132	$23,148	$56,265	$77,280	$85,038
Percentage of revenue (Non-GAAP)	37%	24%	39%	32%	35%

Net Income from continuing operations (GAAP)	$43,014	$14,885	$43,516	$57,899	$62,988
Stock options expense related to continuing operations	4,457	6,804	4,487	11,261	11,150
Tax effect on stock options	(1,459)	(2,228)	(1,503)	(3,687)	(3,744)
Net Income from continuing operations (Non-GAAP)	$46,012	$19,461	$46,500	$65,473	$70,394
Percentage of revenue (Non-GAAP)	31%	20%	32%	27%	29%

Exclusion of tax adjustments
Income from continuing operations before income tax expense (GAAP)	$51,674	$17,588	$52,641	$69,262	$75,950

Income tax expense (GAAP)	$8,660	$2,703	$9,125	$11,363	$12,962
Effective tax rate (GAAP)	17%	15%	17%	16%	17%

Tax adjustments:
Discrete tax events	(641)	(463)	(47)	(1,104)	(411)
Income tax expense excluding tax adjustments (Non-GAAP)	$9,301	$3,166	$9,172	$12,467	$13,373
Effective tax rate (Non-GAAP)	18%	18%	17%	18%	18%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$42,373	$14,422	$43,469	$56,795	$62,577
Percentage of revenue (Non-GAAP)	29%	15%	30%	23%	26%

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	July 3, 2016	December 31, 2015
Assets
Cash and investments	$657,225	$621,531
Accounts receivable	61,219	42,846
Unbilled revenue	25,500	24
Inventories	25,882	37,334
Property, plant, and equipment	53,406	53,285
Goodwill and intangible assets	85,901	87,763
Other assets	55,307	44,973

Total assets	$964,440	$887,756

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$50,218	$41,132
Deferred revenue and customer deposits	15,733	11,571
Income taxes	9,215	6,134
Other liabilities	2,630	3,252
Shareholders' equity	886,644	825,667

Total liabilities and shareholders' equity	$964,440	$887,756

Exhibit 4

COGNEX CORPORATION Additional Information Schedule (Unaudited) Dollars in thousands

	Three-months Ended			Six-months Ended
	July 3, 2016	April 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Revenue	$147,274	$96,205	$143,829	$243,479	$245,202

Revenue by geography:
Europe	48%	35%	56%	43%	50%
Americas	28%	38%	24%	32%	28%
Greater China	13%	13%	10%	13%	10%
Other Asia	11%	14%	10%	12%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	96%	94%	95%	95%	95%
Semiconductor and electronics capital equipment	4%	6%	5%	5%	5%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com